Exhibit 99.1

FAT Brands Inc. Agrees to Acquire Native Grill & Wings for $20 Million

11/22/2021

Global Franchisor Expands Wing Portfolio with Arizona-based Casual Dining Chain

LOS ANGELES, Nov. 22, 2021 (GLOBE NEWSWIRE) — FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) announced today that it has agreed to acquire Native Grill & Wings, an Arizona-based restaurant chain known for its cult-like following and 20 wing flavors that guests can order by the individual wing, for $20 million from Wingtime, LLC, a subsidiary of Cybeck Capital Partners, LLC. Marking FAT Brands’ third chicken wing concept, the acquisition of Native Grill & Wings will be funded with cash from the issuance of new notes from the Company’s securitization facilities and is expected to close in mid-December 2021.

With the acquisition of Native Grill & Wings, FAT Brands will have more than 2,300 franchised and corporate-owned stores around the world with a combined annual system-wide sales of approximately $2.3 billion. The addition of the chicken wing concept, including the new stores due to open and under development, is expected to increase the Company’s post-COVID normalized EBITDA by approximately $3 million in 2022. The Native Grill & Wings transaction follows FAT Brands’ planned acquisition of Fazoli’s announced in early November, and marks the Company’s fourth acquisition in 2021, including Global Franchise Group in July and Twin Peaks in October.

“With the chicken wing sector growing in popularity throughout the pandemic, we knew that we wanted to continue developing our portfolio further into this category by bringing in a brand that would complement our existing wing concepts,” said FAT Brands CEO Andy Wiederhorn. “Native Grill & Wings has been on our radar for some time given its ability to remain nimble and deliver strong system-wide sales growth over the past year. We’re pleased to build off the success established by Dan Chaon, Native brand CEO, and Cybeck Capital Partners, LLC, and we look forward to expanding Native Grill & Wings’ presence into new markets.”

“The Native Grill & Wings system is poised for a breakout to the next level, and FAT Brands has the resources and experience that can take it there. We are pleased to pass the baton to FAT Brands for the benefit of the system,”

said Joe O’Hara, Managing Partner of Cybeck Capital Partners, LLC. Native Grill & Wings CEO Dan Chaon commented, “I’ve known the FAT Brands team for quite a while. The franchising experience and operational synergies that they bring to the table can maximize the potential of the Native Grill & Wings brand and our franchisees.”

For FAT Brands Foley & Lardner LLP acted as legal counsel. For Wing Time, LLC Taft Stettinius & Hollister LLP acted as legal counsel.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual, casual and polished casual dining restaurant concepts around the world. The Company currently owns 15 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,100 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

About Native Grill & Wings

Based in Chandler, Arizona, Native Grill & Wings is a family-friendly, polished sports grill with 23 franchised locations throughout Arizona, Illinois, and Texas. Native, as the brand’s legion of fans call it, serves over 20 award- winning wing flavors that guests can order by the individual wing, as well as an extensive menu of pizza, burgers, sandwiches, salads and more. For more information, visit http://nativegrillandwings.com/.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ability of the Company to complete the acquisition of Fazoli’s and Native Grill & Wings and open new stores under development, the future financial performance and growth of the Company following the acquisition of Fazoli’s and Native Grill & Wings, including expectations of the Company’s EBITDA, unit volumes and system-wide sales following the acquisition, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, the Company’s ability to successfully integrate and exploit the synergies of the acquisition of Fazoli’s and Native Grill & Wings, the Company’s ability to grow and expand revenues and earnings following the acquisition, and uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These risks, uncertainties and contingencies are diffcult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward- looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward- looking statement to reflect events or circumstances occurring after the date of this press release.

About Non-GAAP Projected Financial Measures

This press release includes projections of future EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as net income (loss), before interest expense, income tax expense (benefit), depreciation and amortization expense. EBITDA is not a measurement of the Company’s financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The Company believes that EBITDA is an important supplemental measure of its operating performance because it eliminates the impact of expenses that do not relate to business performance. The Company also believes that this non-GAAP measure is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and provide additional information regarding growth rates on a more comparable basis than would be provided without such adjustments.

The Company prepared the information included in this press release based upon available information and assumptions and estimates that it believes are reasonable. The Company cannot assure you that its estimates and assumptions will prove to be accurate. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP financial measures due to the inherent diffculty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

MEDIA C ONTACT :

Emily Johnston,JConnelly

ejohnston@jconnelly.com

973-647-4177

INVESTOR RELATIONS :

Lynne Collier, ICR

IR-FATBrands@icrinc.com

646-430-2216

Source: FAT Brands Inc.